Exhibit 16.1

September 8, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the Item 4.01 included in the Form 8-K of Golden Minerals Company, which we understand will be filed with the Securities and Exchange Commission on or soon after September 8, 2022 in regard to its change in auditors. We agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Plante & Moran, PLLC

Denver, Colorado